EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-102974, 333-58508 and 333-145014 on Form S-8 and Registration Statement No. 333-156282 on Form S-3 of our report dated March 3, 2009 on the consolidated financial statements of Nara Bancorp, Inc., and our report dated the same date on Nara Bancorp, Inc.’s internal control over financial reporting, which reports are included in the Form 10-K for Nara Bancorp, Inc. for the year ended December 31, 2008.

Crowe Horwath LLP

South Bend, Indiana

March 3, 2009